CERTIFICATE OF INCORPORATION
                                          OF
                                  ICG SERVICES, INC.


                                      ARTICLE 1

                    The name of the corporation is ICG Services, Inc.

                                      ARTICLE 2

                    The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 (New Castle County). The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                      ARTICLE 3

                    The purposes for which the corporation is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

                                      ARTICLE 4

                    (a)  AUTHORIZED SHARES.  The aggregate number of shares
                         -----------------
          which the corporation has authority to issue is 2,000. The authorized shares consist of 1,000 shares of common stock with a par value of $.01 per share, such class being designated "common stock," and 1,000 shares of preferred stock with a par value of $.01 per share, such class being designated "preferred stock."

                    (b)  COMMON STOCK.  The common stock shall have
                         ------------
          unlimited voting rights, subject to the voting rights of any shares of preferred stock. The common stock shall be entitled to receive the net assets of the corporation upon dissolution, subject to the rights of any shares of preferred stock to receive distributions upon dissolution. The affirmative vote of a majority of all outstanding shares of the corporation's common stock shall be required for the stockholders to act.

                    (c)  PREFERRED STOCK.  Shares of preferred stock may be
                         ---------------
          issued from time to time in series, and the board of directors of the corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the preferred stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:


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                    (i)    The designation of such series.

                    (ii) The number of shares initially constituting such series.

                    (iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

                    (iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                    (v) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                    (vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

                    (vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of preferred stock and the right to have more than one vote per share.

                    (viii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                    (ix) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

                    (x) Any other relative rights, preferences and limitations.


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                                      ARTICLE 5

                    The names and mailing addresses of the persons who are to serve as the directors of the corporation until their successors are elected and qualified or their earlier resignation or removal are:

                    Name                     Mailing Address
                    ----                     ---------------

               J. Shelby Bryan          9605 East Maroon Circle, Suite 100
                                        Englewood, CO 80112
               James D. Grenfell        9605 East Maroon Circle, Suite 100
                                        Englewood, CO 80112
               David W. Garrison        2 North Second Street, Plaza A
                                        San Jose, CA 95113
               Sheldon S. Ohringer      9605 East Maroon Circle, Suite 100
                                        Englewood, CO 80112
               H. Don Teague            9605 East Maroon Circle, Suite 100
                                        Englewood, CO 80112

                    The number of directors of the corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

                    The affirmative vote of a majority of all directors constituting the board of directors shall be required for the board of directors to act.

                                      ARTICLE 6

                    The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal bylaws.

                                      ARTICLE 7

                    No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.
          If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided


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

          by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director under this Article 7 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 7, prior to such repeal or modification.

                                      ARTICLE 8

                    The corporation shall have authority, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.

                                      ARTICLE 9

                    The corporation shall indemnify, to the fullest extend permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The corporation shall also indemnify any person who is serving or has served the corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article or otherwise. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


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                                      ARTICLE 10

                    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

               Executed January 23, 1998.



                                             /s/ Robert Mintz
                                             ---------------------------
                                             Robert Mintz



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